Exhibit 99

PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Agency Contact:
Smadar Lavi	Miri Segal/Brett Maas
Investor Relations	MS/Hayden - IR
775-356-9029	917-607-8654/646-536-7331
slavi@ormat.com	msegal@ms-ir.com/ brett@haydenir.com

Ormat Technologies Announces Completion of Share Exchange Transaction

Ormat Technologies to be Included in the TASE flagship index TA-25

(RENO, Nev.) February 12, 2015, Ormat Technologies, Inc. (NYSE:ORA) announced today that further to its news release on November 10, 2014, the Company completed the share exchange transaction with its parent entity, Ormat Industries Ltd. ("OIL") following which, it became a non-controlled public company and its public float increased from approximately 40% to approximately 76% of its total shares outstanding.

Under the terms of the share exchange, OIL shareholders received 0.2592x shares for each share in OIL, or an aggregate of approximately 30.2 million shares, reflecting a net issuance of approximately 3.0 million shares (after deducting the 27.2 million shares that OIL held in Ormat Technologies). Consequently, Ormat Technologies' total shares outstanding increased from approximately 45.5 million shares to approximately 48.5 million shares.

Additionally, on February 10, 2015, the Company’s common stock was successfully listed on the Tel Aviv Stock Exchange (TASE). The TASE also confirmed that the Company will be included in the TA-25 Index, which is the TASE flagship index that tracks the share prices of the 25 companies with the highest market capitalization on the exchange. The Company will remain subject to the rules and regulations of the NYSE and of the U.S. Securities and Exchange Commission ("SEC"). Under the local regime for dual listing, the Company will use the same periodic reports, financial and other relevant disclosure information that The Company submits to the SEC and NYSE.

“This transaction helps to streamline Ormat’s corporate structure, and we believe it will significantly enhance the liquidity of our stock, ultimately increasing shareholders value,” commented Isaac Angel, Ormat’s CEO. “We are pleased to start trading on the TASE, and excited to be included in the TA-25 Index. We believe this listing will also increase the interest in Ormat and diversify our investor base.”

About Ormat Technologies, Inc.

With over four decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company solely engaged in geothermal and recovered energy generation (REG). The company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter - a power generation unit that converts low-, medium- and high-temperature heat into electricity. With over 77 U.S. patents, Ormat’s power solutions have been refined and perfected under the most grueling environmental conditions. Ormat has 480 employees in the United States and about 640 overseas. Ormat’s flexible, modular solutions for geothermal power and REG are ideal for the vast range of resource characteristics. The company has engineered, manufactured and constructed power plants, which it currently owns or has installed to utilities and developers worldwide, totaling over 1,900 MW of gross capacity. Ormat’s current generating portfolio is spread globally in the U.S., Guatemala and Kenya.

Ormat’s Safe Harbor Statement

Information provided in this press release contains statements relating to current expectations, estimates, forecasts and projections about future events that are “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for the share exchange, the related restructuring of the Ormat corporate group and the anticipated consequences of the transaction and are based upon its management’s current expectations. These forward looking statements include, among others, the benefits that Ormat Technologies believes the transaction will create, including those related to expected cost savings, enhanced liquidity, synergies, corporate visibility and identity. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.